UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [     ]

Check the appropriate box:

[     ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[     ] Definitive Addition Materials
[     ] Soliciting Material Pursuant to §240.14a-12

Arena Resources, Inc.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ] No fee required.
[     ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[     ] Fee paid previously with preliminary materials.

[     ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing party:

4)	Date Filed:

ARENA RESOURCES, INC.

Notice of
Annual Meeting
October 25, 2007
and
Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 25, 2007

        Notice is hereby given that the Annual Meeting of Stockholders of Arena Resources, Inc. (the “Company”), will be held at the Doubletree Hotel, Warren Place, 6110 South Yale, Tulsa, Oklahoma, on Thursday, October 25, 2007, at 10:00 A.M. (Local Time), for the following purposes:

1.	To elect Directors for terms ending in 2008;
2.	To amend the Company’s executive stock option plan to increase the number of shares of Common Stock that may be granted under the plan from 2,500,000 to 3,000,000; and
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

        We hope that you will be able to attend this meeting, but if you do not plan to do so, please date, sign and return the enclosed Proxy as promptly as possible.

By Order of the Board of Directors

/s/ William R. Broaddrick

Secretary

September 24, 2007

ARENA RESOURCES, INC.
6555 S. Lewis Avenue
Tulsa, Oklahoma 74136

PROXY STATEMENT

        This statement is furnished in connection with the solicitation by the Board of Directors of Arena Resources, Inc., for proxies to be used at the Annual Meeting of Stockholders of the Company to be held on October 25, 2007, at the time and place set forth in the Notice of Annual Meeting accompanying this Proxy Statement.

        Pursuant to provisions of the Bylaws of the Company and action of its Board of Directors, the close of business on September 24, 2007, has been established as the time and record date for determining the stockholders entitled to notice of and to vote at this annual meeting. The stock transfer books will not be closed.

        Stockholders of record on the record date are entitled to cast their votes in person or by properly executed proxy at the Annual Meeting. The presence, in person or by proxies, of greater than fifty percent (50%) of the Common Stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the meeting. A majority of the Common Stock present at any meeting at which a quorum is present is sufficient to approve any matter to be acted upon by the stockholders at the Annual Meeting. Directors are elected by a plurality vote.

        The enclosed Proxy may be revoked at any time prior to the voting thereof, either by giving notice to the Secretary of the Company or by personal attendance at the meeting. All Proxies received in advance of the meeting may be revoked prior to exercise.

        This Proxy Statement, the Notice of Annual Meeting and accompanying proxy card will be first mailed to stockholders approximately September 27, 2007. The Company’s 2006 Annual Report on Form 10-K for the year ended December 31, 2006, including audited financial statements, as well as the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 are enclosed with this Proxy Statement. These Annual and Quarterly Reports can also be found at the Company’s website (www.arenaresourcesinc.com). Copies of exhibits omitted from the enclosed Annual Report on Form 10-K are available without charge upon written request to William R. Broaddrick, 6555 S. Lewis Avenue, Tulsa, Oklahoma 74136, or may also be obtained at the Securities and Exchange Commission’s website at www.sec.gov.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        As of September 14, 2007, we had issued a total of 17,068,323 shares of $.001 par value Common Stock, our only class of stock outstanding. Each share is entitled to one vote on all matters submitted to a vote by stockholders.

Beneficial Owners of Greater than Five Percent

        The following table sets forth as of September 14, 2007, the aggregate number of shares of our Common Stock owned by each person known by us to be the beneficial owner of more than 5% of the Arena’s Common Stock:

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class

Neuberger Berman Inc. 605 Third Avenue New York, New York 10158	1,810,722 (1)	10.7%

Rainier Investment Management, Inc. 601 Union Street, Suite 2801 Seattle, Washington 98101	1,107,228 (2)	6.5%

Vaughan Nelson Investment Management, L.P. 600 Travis, Suite 6300 Houston, Texas 77002	1,015,714 (3)	6.0%

QVT Financial LP 1177 Avenue of the Americas, 9th Floor New York, New York 10036	892,561 (4)	5.2%

(1)	This share ownership information was provided by a Schedule 13G dated June 8, 2007, which discloses that Neuberger Berman LLC, possesses shared power to dispose or direct the disposition of 1,810,722 shares, and shared power to vote 1,467,514 shares. The Schedule 13G discloses that Neuberger Berman Management Inc. possesses shared power with Neuberger Berman LLC to vote and dispose or direct the disposition of 1,467,514 shares. The Schedule 13G identifies Neuberger Berman Inc. as the owner of 100% of both Neuberger Berman LLC and Neuberger Berman Management Inc.
(2)	This share ownership information was provided by a Schedule 13G dated February 13, 2007, which discloses that Rainier Investment Management, Inc. possesses sole power to dispose or direct the disposition of 1,017,228 shares, and sole power to vote 978,628 shares.
(3)	This share ownership information was provided by a Schedule 13G dated February 14, 2007, which discloses that Vaughan Nelson Investment Management, Inc. possesses sole power to vote and sole power to dispose or direct the disposition of 515,925 shares, and shared power to dispose or direct the disposition of 499,789 shares.

(4)	This share ownership information was provided by a Schedule 13G dated August 13, 2007, which discloses that QVT Financial LP possesses shared power to vote and dispose or direct the disposition of 892,561 shares. The Schedule discloses that QVT Financial GP LLC, as general partner of QVT Financial LP, may be deemed the beneficial owner of such shares.

Ownership of Officers and Directors

        The following table sets forth as of September 14, 2007, the aggregate number of shares of our Common Stock owned of record or beneficially by each director of the Company and by each executive officer, and by all directors and such officers as a group:

	Amount and nature of beneficial ownership

Name and address of each Executive Officer and Director	Number of shares (1)	Percent

Lloyd T. Rochford 6555 S. Lewis Avenue Tulsa, Oklahoma 74136	797,700 (2)	4.7%

Phillip W. Terry 6555 S. Lewis Avenue Tulsa, Oklahoma 74136	100,000 (3)	*%

Stanley M. McCabe 6555 S. Lewis Avenue Tulsa, Oklahoma 74136	592,000 (4)	3.5%

William R. Broaddrick 6555 S. Lewis Avenue Tulsa, Oklahoma 74136	104,500 (5)	*%

Clayton E. Woodrum 6555 S. Lewis Avenue Tulsa, Oklahoma 74136	29,500 (6)	*%

Anthony B. Petrelli 6555 S. Lewis Avenue Tulsa, Oklahoma 74136	66,250 (7)	*%

Carl H. Fiddner 6555 S. Lewis Avenue Tulsa, Oklahoma 74136	27,386	*%

All directors and executive officers	1,717,318 (8)	10.1%

(1)	All shares are held beneficially and of record and the owner has sole voting and investment power with respect thereto, except as otherwise noted.
(2)	647,700 of these shares are held of record in the name of The Rochford Living Trust, Lloyd T. Rochford, Trustee. Mr. Rochford is the beneficial owner of such shares and has sole voting and investment power with respect thereto. The remaining 150,000 shares are issuable upon the exercise of stock options held by Mr. Rochford individually, all of which are currently exercisable.
(3)	All shares are issuable upon the exercise of stock options that are currently exercisable.

(4)	442,000 of these shares are held in the name of The McCabe Family Trust, Stanley M. McCabe, Trustee. Mr. McCabe is the beneficial owner of such shares and has sole voting and investment power with respect thereto. The remaining 150,000 shares are issuable upon the exercise of stock options held by Mr. McCabe individually, all of which of which are currently exercisable.
(5)	Includes 100,000 shares issuable upon the exercise of stock options that are currently exercisable.
(6)	Includes 25,000 shares issuable upon the exercise of stock options that are currently exercisable.
(7)	Includes 65,250 shares issuable upon the exercise of warrants that are currently exercisable.
(8)	Includes 590,250 shares issuable upon the exercise of stock options or warrants that are currently exercisable.
*	Represents beneficial ownership of less than 1%

PROPOSAL 1:

ELECTION OF DIRECTORS

General

        Our Board of Directors currently consists of five members. Our (the “Bylaws”) provide that the Board shall consist of not less than three or more than nine members, with the exact number (which shall be an odd number) to be fixed by a resolution of the Directors. Each Director serves for a term of one year, or until their successor is elected and qualified. It is intended that the names of the nominees listed below will be placed in nomination and that the persons named in the proxy will vote for their election. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for such other person, if any, as may be designated by the Board of Directors. However, management has no reason to believe that any nominee will be unavailable.

Nominees:

Name	Age	Position

Lloyd T. Rochford	61	Chief Executive Officer and Director
Stanley M. McCabe	75	Chairman of the Board
Clayton E. Woodrum	67	Director
Anthony B. Petrelli	55	Director
Carl H. Fiddner	62	Director

Biographical Information

        Set forth below is a description of the background of each of our directors and executive officers. The term of office of each officer ends on the date of the Annual Meeting, subject to extension upon reelection.

        Lloyd T. Rochford has served as Chief Executive Officer and a Director of the Company since our inception in August 2000. In addition, from our inception until February 1, 2007, Mr. Rochford also served as our President. From June, 1997, until co-founding the Company, Mr. Rochford primarily devoted his time to individual oil and gas acquisitions and development. From 1990 until June 1997, Mr. Rochford served as a director and officer of Magnum Petroleum, Inc., a company which he also co-founded and which was listed on the New York Stock Exchange.

        Stanley M. McCabe has served as Chairman and as a Director of the Company since our inception in August 2000. In addition, from our inception until February 1, 2007, Mr. McCabe also served as Secretary and Treasurer. From January 1997 until co-founding the Company, Mr. McCabe was involved as an independent investor and developer of oil and natural gas properties. From 1990 through December 1996, Mr. McCabe served as an officer and director of Magnum Petroleum, Inc., which he co-founded with Mr. Rochford.

        William R. Broaddrick has served as Vice President and Chief Financial Officer since February 1, 2002, and as Secretary and Treasurer since February 1, 2007. During 2000, Mr. Broaddrick was employed by Duke Energy Field Services, LLC performing state production tax functions. Mr. Broaddrick was employed from 1997 to 2000 with Amoco Production Company, performing lease revenue accounting and state production tax regulatory reporting functions.

        Phillip W. Terry has served as President and Chief Operating Officer since February 1, 2007. Mr. Terry joined the Company in April 2003, and since that time he has been in charge of all engineering and field operations. Immediately prior to joining the Company, Mr. Terry owned and operated an independent petroleum engineering consulting firm. The Company was one of his clients. In 2001 and 2002, Mr. Terry was Vice President of Drilling and Production for Bird Creek Resources, Inc. Mr. Terry received his Bachelor of Science degree in Mechanical Engineering from Oklahoma State University in 1970, and is a registered Professional Petroleum Engineer with over 34 years experience in engineering, production, drilling, completions, reservoir engineering, property evaluations and corporate management in the oil and gas industry.

        Clayton E. Woodrum was elected to the Board in 2003 to fill a vacancy that arose upon the retirement of a previous Director. Mr. Woodrum, who is also currently the Chairman of our Audit Committee and a member of our Compensation Committee, is a certified public accountant and has, from 1984 to present, been a principal shareholder in the accounting firm of Woodrum, Kemendo & Cuite, P.C., and has been an owner of Computer Data Litigation Services, LLC and First Capital Management, LLC.

        Anthony B. Petrelli was elected to the Board by the remaining members of the Board of Directors in January 2007 to fill the vacancy left by the death of Mr. Chris V. Kemendo, Jr. Since 1987 Mr. Petrelli has been with the firm of Neidiger Tucker Bruner, Inc., which firm served as one of the lead underwriters in our secondary registration of our common stock in August of 2004. Mr. Petrelli is currently a Director and Senior Vice President of such firm. Mr. Petrelli also serves on the Board of Directors of Whitney Information Network Inc., and XELR8 Holdings Inc., both of which companies have a class of securities registered with the Securities and Exchange Commission.

        Carl H. Fiddner was elected to the Board by the remaining members of the Board of Directors on May 1, 2007, to fill the vacancy left by the resignation of Charles Crawford. Mr. Fiddner is a certified public accountant, practicing with the firm of Regier, Carr & Monroe, in Tulsa, Oklahoma, since December 2005. Prior to joining this firm, Mr. Fiddner managed his own public accounting firm for 25 years.

Compensation of Directors and Executive Officers

        A complete discussion of the compensation paid to our directors and executive officers can be found under Item 11 of our Annual Report on Form 10-K which accompanies these proxy materials.

BOARD AND COMMITTEE MATTERS

        Our business and affairs are managed under the direction of our Board of Directors. The Board of Directors met seven times during 2006, and has met seven times thus far in 2007. Each director participated in all Board and applicable committee meetings held in 2006. Actions taken by the Board of Directors outside of Board meetings were consented to in writing by a memorandum of action in lieu of a meeting, to which all incumbent Directors subscribed. Directors meet their responsibilities not only by attending Board and committee meetings but also through communication with members of management on matters affecting the Company. All outside Directors are currently paid a stipend of $500 per month, and every Director receives $500 for each meeting of the Board attended. No Director receives a salary as a Director.

        We strongly encourage our Directors to attend our Annual Meeting of stockholders. In 2006, all five Board members attended the Annual Meeting, with Mr. Kemendo participating by means of telephone conference call.

        Shareholders may communicate with the Board of Directors, including the non-management Directors, by sending a letter to the Board of Directors of Arena Resources, Inc., c/o Corporate Secretary, 6555 S. Lewis, Tulsa, Oklahoma 74136. The Corporate Secretary has the authority to disregard any inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Board or to any specific Director to whom the correspondence is directed.

        The Board of Directors has a Compensation Committee, a Nominating and Corporate Governance Committee and an Audit Committee, the functions, membership and activities of which are described below.

Compensation Committee

        The Board of Directors appointed a Compensation Committee in September, 2004. The Compensation Committee is currently comprised of Messrs. Woodrum, Petrelli and Fiddner, all of the Company’s independent Directors (as “independence” is defined in Rule 303A.02 of the listing standards applicable to the New York Stock Exchange, on which the Company’s shares are listed). Mr. Petrelli filled the vacancy on the Compensation Committee which was left by the death of Mr. Chris V. Kemendo in January 2007. Mr. Fiddner filled the vacancy on the Compensation Committee which was left by the resignation of Mr. Crawford in May 2007. The Compensation Committee met two times in 2006.

        The basic purpose of the Compensation Committee is to develop an executive compensation system which is competitive with the Company’s peers and encourages both short- and long-term performance in a manner beneficial to the Company and its operations. In achieving these objectives, the Committee has the following responsibilities:

•	Establish compensation policies that effectively attract, retain and motivate executive officers to successfully lead and manage the Company;
•	Review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation;
•	Consider the Company’s performance and relative stockholder return, the value of similar incentive award to CEO’s at comparable companies, and the awards given to the Company’s CEO in past years when determining the long-term component of the CEO’s compensation;

•	Review, evaluate and approve all compensation of directors and executive officers, including salary adjustments, bonuses, stock awards, stock option grants, and other benefits;
•	Review and make recommendations to the Board with respect to the adoption, amendment and termination of the Company’s compensation plans, oversee their administration and discharge any duties imposed on the Committee by any such plans;
•	Establish and monitor compliance with stock ownership guidelines for directors and executive officers;
•	Review, evaluate and make recommendations to the Board with respect to the approval of the employment agreements of executive officers;
•	Review and approve the Committee’s annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations;
•	Perform any other activities consistent with this charter, the Company’s bylaws and governing law as the Committee or the Board deems appropriate.

        A copy of the charter of the Compensation Committee can be found at the Company’s website, www.arenaresourcesinc.com. A written copy of the charter of the Compensation Committee will also be provided to a stockholder upon request. Any such request should be directed to Mr. William Parsons, Vice President of Investor Relations. Mr. Parsons can be contacted at (480) 947-1589.

Nominating and Corporate Governance Committee

        We have a Nominating and Corporate Governance Committee, which was established in the summer of 2006. The Nominating and Corporate Governance Committee is currently comprised of Messrs. Woodrum, Petrelli and Fiddner, our independent directors (as “independence” is defined in Rule 303A.02 of the listing standards applicable to the New York Stock Exchange).

        The Nominating and Corporate Governance Committee has the following responsibilities:

•	Develop and recommend to the Board criteria for Board membership and selection of new directors, including independence standards and the necessary portfolio of skills, experience, perspective and background required for the effective functioning of the Board;
•	Search for, recruit, screen, interview and select qualified director candidates to fill vacancies or the additional needs of the Board, including the consideration of candidates recommended to and deemed appropriate by the Committee;
•	Evaluate the qualifications and performance of incumbent directors and determine whether to recommend them for re-election to the Board;
•	Recommend to the Board nominees to fill vacancies on the Board as they occur;
•	Recommend to the Board, annually in advance of the annual meeting of stockholders, a slate of nominees to be submitted to the stockholders for election or re-election as directors at the annual meeting;
•	Recommend to the Board the removal of a director where appropriate;
•	Review, evaluate and periodically make recommendations to the Board with respect to the size of the Board;
•	Recommend to the Board the directors to be appointed to the committees of the Board;
•	Monitor and evaluate the orientation and training needs of directors and make recommendations to the Board where appropriate;

•	Develop, periodically review and recommend to the Board a set of corporate governance principles applicable to the Company and make recommendations to the Board regarding corporate governance matters and practices;
•	Review and approve, prior to acceptance, the CEO’s service on any other public company Board;
•	Oversee the annual evaluation of the performance and effectiveness of the Board and its committees;
•	Oversee and evaluate compliance by the Board and management with the Company’s corporate governance principles and its Code of Business Conduct and Ethics;
•	Perform any other activities consistent with this charter, the Company’s bylaws and governing law as the Committee or the Board deem appropriate.

        The Committee will also conduct an evaluation of the Committee’s performance and charter at least annually, and will report to the Board the results of such evaluation and any recommended changes to this charter.

        The Committee has not established any specific, minimum qualifications that the Committee believes must be met by a Committee-recommended nominee for a position on our Board of Directors. The Committee is of the opinion that any nominee should have a substantial amount of general business managerial experience, with significant financial acumen and ability to understand financial statements in general. Further, although not a definitive requisite, general experience and working knowledge of the oil and gas industry in general is considered as a positive factor in any potential nominee.

        The Committee does not have a formal policy with regard to the consideration of any director candidates recommended by security holders, primarily due to the infrequent changes in membership of the Board of Directors on an historical basis, and because it is felt that the responsibilities of the Committee as set forth in its charter otherwise adequately cover the nominations process. From our inception in 2000 until January 2007, we had been served by only seven Directors. As previously noted, in January 2007, as a result of the death of an independent Director who served on the Committee, followed shortly thereafter by the resignation of another independent Director who served on the Committee, the two new independent Directors who filled such vacancies were unanimously approved by all remaining Directors. The Committee has not yet established a process for identifying and evaluating nominees for director, including nominees recommended by security holders, or any differences in the manner in which the nominating committee evaluates nominees for director based on whether the nominee is recommended by a security holder.

        A copy of the charter of the Nominating Committee can be found at our website, www.arenaresourcesinc.com. A written copy of the charter of the Nominating Committee will also be provided to a stockholder upon request. Any such request should be directed to Mr. William Parsons, Vice President of Investor Relations. Mr. Parsons can be contacted at (480) 947-1589. The Company’s website also contains our Code of Business Conduct and our Corporate Governance Guidelines.

Audit Committee

        The Audit Committee is currently comprised of Messrs. Woodrum, Petrelli and Fiddner, all of whom are “independent” directors, as required by Rule 303A.02 of the New York Stock Exchange Stock Exchange listing standards and Section 10A-3 of the Securities Exchange Act of 1934. Mr. Petrelli filled the vacancy in this committee resulting from the death of Mr. Kemendo in January 2007. Mr. Fiddner filled the vacancy in this committee resulting from the resignation of Mr. Crawford in May 2007. The Board has determined that Messrs. Woodrum and Fiddner qualify as “audit committee financial experts” under the rules of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002. Mr. Woodrum was appointed to the Committee in August of 2003, and currently serves as the Chairman of the Committee.

        The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the Board and report the results of its activities to the Board. The Audit Committee meets with the accountants to review their effectiveness during the annual audit and to discuss our internal control policies and procedures. The Audit Committee and the independent public accountants met and discussed the audit of the financials statements for the year ended December 31, 2006; the Audit Committee and the auditors further discussed the financial statements for the first three quarters of 2006. Thus far in 2007, on two occasions the Audit Committee has met or discussed with the auditors our financial statements.

        A copy of the charter of the Audit Committee, as amended in 2004, was attached to our proxy materials delivered to shareholders in 2005, and there has been no subsequent change in the charter. The charter can also be found at the Company’s website, “www.arenaresourcesinc.com”. A written copy of the charter of the Audit will also be provided to a stockholder upon request. Any such request should be directed to Mr. William Parsons, Vice President of Investor Relations. Mr. Parsons can be reached at (480) 947-1589. The audit committee report for the fiscal year ended 2006 is set forth below.

Audit Committee Report

        The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements and the Company’s accounting and financial reporting processes and systems of internal control. Management has primary responsibility for the Company’s internal controls and the preparation of financial statements in accordance with generally accepted accounting principles. The Committee also reviews the qualifications, independence and performance of the Company’s independent accountants, who are in turn responsible for performing an audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountant the independent accountant’s independence. Members of the Committee should not be assumed to be accounting experts and are not deemed to have accepted a duty of care greater than other members of the Board of Directors. In discharging their responsibilities, the Committee members rely on the representations made, and information provided to them, by management and the independent accountants.

        The Committee reviewed with management and the independent accountants the following financial statements: Year ended December 31, 2006 and quarters ended September 30, 2006, June 30, 2006 and March 31, 2006, and the Committee has discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended.

        The Committee recommended to the Board of Directors that these financial statements be accepted.

        The Committee performed all procedures described in its Charter, as amended, including review and approval of all press releases made by management prior to their release.

Clayton E. Woodrum, Chairman Charles M. Crawford

        The Audit Committee members whose names appear above were committee members during all of 2006. The other member of the Audit Committee during 2006, Mr. Chris V. Kemendo, Jr., passed away on January 5, 2007, and was, therefore, unable to participate in the preparation of the Audit Committee’s Report. Mr. Kemendo’s position on the Audit Committee has been filled by Anthony B. Petrelli.

        No member of the Audit Committee is or has been a former or current officer of the Company or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our officers identified herein served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity.

Executive Sessions of Non-Management Directors

        In accordance with the rules of the New York Stock Exchange, the independent members of the Board of Directors, who are our only “non-management” Directors, meet separately following each regularly scheduled meeting of the Board of Directors, without management participation. The current non-management Directors (Messrs. Woodrum, Petrelli and Fiddner) have chosen to informally rotate which of such Directors will preside at their meetings.

        Any shareholder who wishes to make any concern known to the non-management directors can do so by providing a sealed writing addressed to the “Non-Management Directors of Arena Resources” c/o either William R. Broaddrick, our Secretary, or William Parsons, Vice President of Investor Relations, at our principal offices, and such individuals shall see that the communication is delivered, unopened, to each of the non-management Directors.

Certification With New York Stock Exchange.

        In fulfillment of certain rules of the New York Stock Exchange, each year our Chief Executive Officer must certify in writing to such Exchange that such officer is not aware of the existence of any discrepancies between the Company’s policies and any corporate governance listing standards adopted by the Exchange, or “qualify” such certification if any discrepancies exist.

        Commencing August 31, 2006, our stock began trading on the New York Stock Exchange. Prior to that time, from April 2003, our stock had traded on the American Stock Exchange. Therefore, at the time we prepared our first annual certification to the New York Stock Exchange in December, 2006, we had been subject to the rules of such Exchange for only approximately four months. As a result, two qualifications were contained in our certification submitted in December 2006. These qualifications were: (1) we failed to include in our proxy materials associated with our December 2006 Annual Meeting of Shareholders (a) the procedures for determining which non-management director is to preside at the executive sessions of such directors, and (b) the procedure by which a shareholder may contact such non-management directors; and (2) we failed to include in our proxy materials a disclosure that our website also contains our Code of Business Conduct and our Corporate Governance Guidelines.

BOARD OF DIRECTORS INTERLOCKS AND INSIDER
PARTICIPATION IN COMPENSATION DECISIONS

        There have been no “interlocks” or “insider participation” [as those terms are defined in Item 402(j) of S.E.C. Regulation S-K] in compensation decisions. There were no reportable business relationships between the Company (or any other corporation that requires specific disclosure under this heading) and the members of the Board of Directors in 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In July 2002, we borrowed $200,000 from each of Messrs. Rochford and McCabe, which debts were evidenced by notes payable which matured on January 1, 2007. The notes bore interest at a rate of 10% per annum, and were secured by our assets (although such notes were subordinate to our credit facility with our primary commercial lender). The notes were repaid by us during the second quarter ended June 30, 2007.

PROPOSAL 2:

AMENDMENT OF THE OUR STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES COVERED BY THE PLAN FROM 2,500,000 TO 3,000,000

        In 2003 we adopted the Stock Option Plan (“Plan”) for certain of our Directors, officers, employees and consultants. The purpose of the Plan is to enable the Company and its stockholders to secure the benefits of common stock ownership, or increased ownership, by key personnel of the Company and our subsidiaries. The Board believes that the granting of options under the Plan will foster our ability to attract, retain and motivate those individuals who will be largely responsible for our continued profitability and long-term future growth.

        At the 2004 annual shareholders meeting, held December 21, 2004, the Plan was amended to increase the number of shares eligible for issuance under the option plan from 1,000,000 to 1,500,000 and to provide the administrators of the Plan the discretion to accelerate the vesting of outstanding stock options. At the 2005 annual shareholders meeting held December 15, 2005, the Plan was amended to increase the number of shares eligible for issuance under the option plan from 1,500,000 to 2,000,000. At the 2006 annual shareholders meeting on December 6, 2006, the Plan was further amended to increase the number of shares eligible for issuance thereunder to 2,500,000.

        As of September 1, 2007, options had been granted to 15 individuals, for a total of 1,867,500 shares. As a result, only 632,500 shares remain eligible under the Plan for issuance. The Board of Directors believes that the intended use of the Plan, i.e., to incentivize key employees to foster our long-term growth, is being accomplished by the grant of options under the Plan.

        The Board of Directors has determined it is in the best interest of the Company, and consistent with the overall purpose of the Plan, to increase the number of shares of Common Stock subject to the Plan from 2,500,000 to3,000,000.

        A copy of the Plan, as proposed to be amended, is attached as Appendix A.

STOCK PERFORMANCE GRAPH

        The following graph compares the cumulative total shareholder return of the Company, the S&P 500 and its peer group named below as of the end of each year indicated. The graph assumes a $100 investment at the closing price on December 31, 2001, and reinvestment of dividends on the date of payment without commissions. This table is not intended to forecast future performance of our common stock.

Comparison of Five-Year Cumulative Total Return
Among Arena Resources, Inc., S&P 500 and Peer Group*

	2001	2002	2003	2004	2005	2006

Arena Resources, Inc.	$100.00	$180.00	$242.00	$340.00	$1,104.00	$1,708.40

S&P 500	$100.00	$76.63	$96.85	$105.56	$108.73	$123.54

Peer Group	$100.00	$74.88	$143.04	$251.97	$591.25	$631.70

        * The peer group consists of Parallel Petroleum Corporation, Goodrich Petroleum Corporation, Edge Petroleum Corp., GMX Resources, Inc. and Carrizo Oil and Gas, Inc., all of which are in the oil and gas production industry.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely upon a review of Forms 4 furnished to us during our most recent fiscal year, we know of no director, officer or beneficial owner of more than ten percent of our common stock who failed to file on a timely basis reports of beneficial ownership of our common stock as required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

INDEPENDENT PUBLIC ACCOUNTANTS

        The firm of Hansen, Barnett & Maxwell, (“HBM”) has served as our independent auditors since 2000. The Audit Committee selected HBM as the independent auditors of the Company for the fiscal year ending December 31, 2006 and the Audit Committee has selected HBM to serve in the same capacity for the fiscal year ending December 31, 2007. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. Representatives of HBM are not expected to be present at the Annual Meeting. A complete description of the fees paid to HBM over each of the last two years is contained in Item 14 of our Annual Report on Form 10-K which accompanies these proxy materials.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

        Stockholder proposals intended to be presented at the 2008 Annual Meeting and to be included in our Proxy Statement must be received at our executive offices, 6555 South Lewis Avenue, Tulsa, Oklahoma 74136, no later than May 30, 2008.

OTHER MATTERS

        Management knows of no business which will be presented at the Annual Meeting other than to elect directors for the ensuing year and to amend the Company’s Stock Option Plan.

        The cost of preparing, assembling and mailing all proxy solicitation materials will be paid by the Company. It is contemplated that the solicitation will be conducted only by use of the mails. We will, upon request, reimburse brokers for the costs incurred by them in forwarding solicitation materials to such of their customers as are the beneficial holders of our common stock registered in the names of such brokers.

By Order of the Board of Directors

/s/ Phillip W. Terry,
President

September 24, 2007

Appendix A

ARENA RESOURCES, INC.
STOCK OPTION PLAN

Purpose.

        The purpose of this Plan is to enable the Company and its stockholders to secure the benefits of common stock ownership, or increased ownership, by key personnel of the Company. The Board believes that the granting of options under the Plan will foster the Company’s ability to attract, retain and motivate those individuals who will be largely responsible for the continued profitability and long-term future growth of the Company.

1.	Shares Subject to the Plan.

        The Company may issue and sell a total of 3,000,000 shares of its Common Stock pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired.

2.	Grant of Options.

        Options may be granted under the Plan to present or future key employees of the Company or any subsidiary of the Company that may hereafter exist (a “Subsidiary”) within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the “Code”), to directors, including non-employee directors of the Company, and to consultants to the Company. Subject to the provisions of the Plan, the Committee (defined in paragraph 4 below) shall from time to time select the key personnel of the Company and its Subsidiaries to whom options under the Plan will be granted, and shall fix the number of shares covered by each such option and establish the terms and conditions thereof (including, without limitation, exercise price and restrictions on exercisability of the option or on the shares of Common Stock issued upon exercise thereof and whether or not the option is to be treated as an incentive stock option within the meaning of Section 422 of the Code (an “Incentive Stock Option”).

3.	Administration.

        The Plan will be administered by a committee (the “Committee”) consisting of at least two directors appointed by and serving at the pleasure of the Board. The Committee members appointed effective with the adoption of this plan are Stanley M. McCabe and Lloyd T. Rochford.

        Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to grant options under the Plan, to interpret the provisions of the Plan and option agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

        No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other officer, employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including reasonable counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or failure to act in connection with the Plan, unless arising out of such person’s own fraud or bad faith.

        The Committee may seek and rely on the advice of accountants, legal counsel and other professionals as it deems necessary or advisable for the operation and administration of the Plan. The fees of any such professionals shall be borne by the Company.

        Notwithstanding the authority delegated above to the Committee, any action which may be taken by the Committee with respect to the administration of the Plan, including the granting of any option thereunder, may also be taken by the Board of Directors, and each reference to actions taken or authority exercised by the Committee hereunder shall be deemed to include actions which may be taken or authority which may be exercised by the Board.

4.	Terms and Conditions of Options.

        Each option granted under the Plan shall be evidenced by a written agreement in a form approved by the Committee. Each such option shall be subject to the terms and conditions set forth in this paragraph and such additional terms and conditions not inconsistent with the Plan (and, in the case of an Incentive Stock Option, not inconsistent with the provisions of the Code applicable thereto) as the Committee deems appropriate.

a. Option Price. In the case of an option which is not treated as an Incentive Stock Option, the purchase price per share shall not be less than 85% of the fair market value of a share of Common Stock on the date the option is granted; and, in the case of an Incentive Stock Option, the purchase price per share shall not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted [110% in the case of an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary (a “ten percent shareholder”)]. For purposes hereof, the fair market value of a share of Common Stock on any date shall be equal to the closing sale price per share as published by a national securities exchange on which shares of the Common Stock are traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the closing of trading on such date or, if shares of the Common Stock are not listed on a national securities exchange on such date, the average of the bid and asked prices in the over the counter market at the close of trading on such date, or, if the Common Stock is not traded on a national securities exchange or the over the counter market, the fair market value of a share of the Common Stock on such date as determined in good faith by the Committee.

b. Option Period. The period during which an option may be exercised shall be fixed by the Committee and shall not exceed ten years from the date the option is granted (five years in the case of an Incentive Stock Option granted to a “ten percent shareholder”).

c. Exercise of Options. No option shall be exercisable unless the person to whom the option was granted remains in the continuous employ or service of the Company or a Subsidiary for at least one year from the date the option is granted. Subject to earlier termination of the option as provided herein, unless the Committee determines otherwise, the option will become exercisable in accordance with the following schedule based upon the number of full years of the optionee’s continuous employment or service with the Company or a Subsidiary following the date of grant:

Full Years of Continuous Employment Service	Incremental Percentage of Option Exercisable	Cumulative Percentage of Option Exercisable

Less than 1	0%	0%
1	20%	20%
2	40%	40%
3	60%	60%
4	80%	80%
5 or more	100%	100%

All or part of the exercisable portion of an option may be exercised at any time during the option period, except that, without the consent of the Committee, no partial exercise of an option shall be for less than 100 shares. An option may be exercised by transmitting to the Company: (1) a written notice specifying the number of shares to be purchased; and (2) payment in full of the purchase price (or, if applicable, delivery of a secured obligation therefor), together with the amount, if any, deemed necessary by the Committee to enable the Company to satisfy its income tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Committee are made with respect to the satisfaction of such withholding obligations). The Committee shall retain the discretion and authority to allow for accelerated vesting of all or any portion of any option previously granted (provided that such option has been issued for at least one year) in such circumstances as the Committee deems appropriate, including but not limited to the circumstances described in Section 4.i. below. In the event the Committee determines that it is appropriate to accelerate the vesting of all or any portion of any outstanding option(s), it shall provide notice thereof to the affected option holder(s). Under no circumstances shall the acceleration of any vesting schedule result in the acceleration of the expiration date of any option. Further, the Committee shall have no authority to increase the time in which any outstanding option shall vest.

d. Payment of Option Price. The purchase price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan shall be payable in cash and/or such other form of payment as may be permitted under the option agreement, including, without limitation, previously-owned shares of Common Stock. The Committee may permit the payment of all or a portion of the purchase price in installments (together with interest) over a period of not more than five years.

e. Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made (and/or provided for where all or a portion of the purchase price is being paid in installments). Upon receipt of full payment, the Company shall notify its Transfer Agent and the Transfer Agent shall, on behalf of the Company, prepare a certificate or certificates representing such shares acquired pursuant to exercise of the option, shall register the holder of the option as the owner of such shares on the books of the Company and shall cause the fully executed certificate(s) representing such shares to be delivered to the holder as soon as practicable after payment of the option price in full. The holder of an option shall have no rights as a stockholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

f. Transferability of Options. No option granted under the Plan shall be assignable or transferable except by will and/or by the laws of descent and distribution; and each such option shall be exercisable during the optionee’s lifetime only by him or her.

g. Termination of Employment or Other Service. If an optionee ceases to be employed by or to perform services for the Company or any Subsidiary for any reason other than death or disability (defined below), then each outstanding option granted to him or her under the Plan shall terminate on the date thirty (30) days after the date of such termination of service (or, if earlier, the date specified in the option agreement). If an optionee’s employment or service is terminated by reason of the optionee’s death or disability, then each outstanding option granted to the optionee under the Plan shall terminate on the date 120 days after the date of such termination of employment or service or, if earlier, the date specified in the option agreement. For purposes hereof, the term “disability” shall mean the inability of an optionee to perform the customary duties of his or her employment or other service for the Company or a Subsidiary by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration.

h. Incentive Stock Options. In the case of an Incentive Stock Option granted under the Plan, at the time the option is granted, the aggregate fair market value (determined at the time of grant) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year shall not exceed $100,000.

i. Changes in Capital Stock. In the event of a stock dividend or in the event that the outstanding shares of the Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then appropriate adjustments will be made to the number, nature and/or purchase price of the shares which may be issued under the Plan or purchased under an outstanding option. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to options hereunder are changed into or exchanged for cash or property or securities not of the Company’s issue, the Plan shall terminate and all options theretofore granted hereunder shall terminate, unless provision is made for the assumption of such options or the substitution for such options with options covering the stock of a successor employer corporation, or a parent or a subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices. If the unexercised options shall terminate pursuant to the foregoing sentence, all persons entitled to exercise any unexercised portions of options then outstanding shall have the right, within a reasonable period of time prior to the consummation of the transaction causing such termination, to exercise (or, in the sole discretion of the Board, to receive other consideration for) the unexercised portions of their options, including, if the Committee so determines, the portions thereof which would, but for this paragraph, not yet be exercisable.

j. Other Provisions. The Board may impose such other conditions with respect to the exercise of options, including, without limitation, any condition relating to the application of federal or state securities laws, as it may deem necessary or advisable.

k. Legend on Certificates. The certificates representing shares acquired upon exercise of options shall carry such appropriate legend, and such written instructions shall be given to the Company’s Transfer Agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the federal or any state securities laws.

5.	Amendment and Termination of the Plan.

        The Board may amend or terminate the Plan. Except as otherwise provided in the Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan shall be subject to the approval of the holders of a majority of the Common Stock issued and outstanding. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee.

6.	No Rights Conferred.

        Nothing contained herein will be deemed to give any individual any right to receive an option under the Plan or to be retained in the employ or service of the Company or any Subsidiary.

7.	Governing Law.

        The Plan and each option agreement shall be governed by the laws of the State of Nevada.

8.	Term of the Plan.

        The Plan shall be effective as of March 2, 2003, the date on which it was originally adopted by the Board. The Plan will terminate on March 1, 2013, as to Incentive Stock Options granted thereunder, and on March 1, 2023, as to non-qualified stock options granted thereunder, unless sooner terminated by the Board. The rights of optionees under the options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option as then in effect or thereafter amended.

Arena Resources, Inc. 6555 S. Lewis Avenue Tulsa, Oklahoma 74136	PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of Arena Resources, Inc., a Nevada corporation, hereby constitutes and appoints Stanley M. McCabe and Lloyd T. Rochford, and each of them, with full power of substitution, as attorneys and proxies to appear and vote all shares of stock of the Company standing in the name of the undersigned, at the Annual Meeting of Stockholders of the Company to be held at the Doubletree Hotel, Warren Place, 6110 South Yale, Tulsa, Oklahoma, on Thursday, October 25, 2007, at 10:00 A..M. (Local Time), and at any adjournment thereof, with all powers that the undersigned would possess if personally present, hereby revoking all previous proxies.

1.	Election of Directors:	FOR each of the nominees listed below (except as shown to the contrary below)		[ ]

		WITHHOLD AUTHORITY to vote for the nominees listed below		[ ]

		Lloyd T. Rochford Clayton E. Woodrum Carl H. Fiddner	Stanley M. McCabe Anthony B. Petrelli

(INSTRUCTION: To withhold authority to vote for any nominee, write that nominee's name on the space provided below.)

2.	Amendment of Stock Option Plan: To amend the Stock Option Plan to increase the number of shares of Common Stock subject to the Plan from 2,500,000 to 3,000,000

		FOR the amendment		[ ]

		AGAINST the amendment		[ ]

3.	In their discretion, upon any other matters as may properly come before the meeting.

(over)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR management's nominees for director and FOR the amendment to the Stock Option Plan.

        The undersigned hereby acknowledge(s) receipt of the Notice of the aforesaid Annual Meeting and the Proxy Statement accompanying the same, both dated September 24, 2007.

Dated: ____________________________, 2007

(Please sign exactly as your name appears at left. When shares are held in the names of two or more persons, all should sign individually. Executors, administrators, trustees, etc., should so indicate when signing. When shares are held in the name of a corporation, the name of the corporation should be written first and then an authorized officer should sign on behalf of the corporation, showing the office held.)

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

(over)